Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

SC TO

Aspiriant Capital Appreciation Fund

Table 1 to Paragraph (a)(7)

Line Item Type	Notes	Transaction Valuation	Fee Rate	Amount of Filing Fee

Fees to be Paid		$126,517.00	0.0001531	$19.37
Fees Previously Paid	(1)	$7,200,000.00		$1,102.32

Total Transaction Valuation:		$7,326,517.00
Total Fees Due for Filing:				$1,121.69
Total Fees Previously Paid:				1,102.32
Total Fee Offsets:				0.00
Net Fee Due:				$19.37

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Offering Note(s)

(1)	Calculated as the aggregate maximum value of Shares being purchased. The fee of $1,102.32 was paid in connection with the filing of the Schedule TO-I by Aspiriant Capital Appreciation Fund (File No. 005-92445) on April 25, 2025 (the “Schedule TO”). This is the final amendment to the Schedule TO and is being filed to report the results of the offer.

Table 2 to Paragraph (a)(7)

Line Item Type	Notes	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source

Fee Offset Claims	(1)						$	$

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Offset Note(s)

(1)	Not applicable.